Exhibit 10.18

December 9, 2019

Mark Zekulin

Employee Number: 5

VIA Email

Dear Mark:

We are pleased to confirm the following changes with respect to your employment and amendments to your Employment Agreement dated June 1, 2014 as amended January 1, 2015, April 8, 2015, April 1, 2016, April 1, 2017, and April 1, 2018, July 1, 2018, and September 21, 2018 (your “Employment Agreement”).   Once executed by you and the Company, this letter of agreement will form part of your Employment Agreement. Please note that, unless explicitly changed within this letter of agreement, all other terms of your Employment Agreement remain intact.

1.	Effective December 21, 2019:

•	Your title shall be changed to Strategic Advisor to the CEO;
•

Other than as explicitly may be agreed otherwise, you shall immediately cease to be a Director and/or Officer of the Company and each of its direct and indirect subsidiaries, affiliates and associated entities (including any and all portfolio companies). You and the Company will sign any documents necessary to effect this change as of the effective date;

•	With respect to Section 8.4, the non-disparagement obligations therein shall also apply to the Company such that the Company shall also be obliged not to disparage you;
•	You shall only be expected to provide services to the Company one day per month with your Base Salary adjusted, on a pro rata basis, accordingly, with no further discretionary bonus entitlements;
•

The Company shall pay to you a 2019 discretionary bonus in the amount of $180,822, calculated as the pro-rata share of the full amount of the discretionary bonus for which you would otherwise have been eligible pursuant to the terms of your Employment Agreement, for the period from April 1, 2019 to December 20, 2019. Your 2019 discretionary bonus shall be payable at the next pay period following December 20;

•	Article 3 of your Employment Agreement shall read “The Employee shall serve the Company faithfully, honestly, diligently, and to the best of the Employee’s ability.”;
•	Section 7.2 (as amended) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Section 7.2 Termination by the Company without Cause.  The employment of the Employee may terminated by the Company at any time without cause.  In such an event, the minimum provisions of the ESA shall apply and the Company shall provide you with such combination of notice, pay in lieu of such notice at the Company’s option, severance pay and such other benefits and entitlements as may be required to meet the minimum requirements under the ESA and no more.”

•	Section 7.3 is amended such that your employment may be terminated at any time by you giving the Company 1 day notice of resignation in writing; and

1 Hershey Drive	•	Smiths Falls ON	•	K7A 0A8	•	+1.613.706-2185	•	www.tweed.com

•

With respect to Sections 8.1 (a) (as amended), 8.2, and 8.3 of your Employment Agreement, the twelve (12) month period of the restrictive covenants referred to therein shall begin to run on the date this agreement is terminated;

2.

The terms of your Employment Agreement, as amended by this letter of agreement, shall continue to apply until June 30, 2020, at which time your Employment Agreement and your employment with the Company will be, without further action by either us or you, terminated.  You acknowledge that such termination of employment is a voluntary termination by you under Section 7.3 the Employment Agreement.  This letter shall serve as our written waiver of your requirement to provide us notice of such termination of employment;

3.

In exchange for the continued employment, amendments to your Employment Agreement and other consideration hereunder, the receipt and sufficiency of which you hereby acknowledge, upon termination on June 30, 2020, you agree to execute a release in favor of the Company and to immediately comply with Section 7 of the Intellectual Property and Confidential Information Agreement.

4.	Nothing in this letter or otherwise shall be construed as amending the terms of the Director and Officer Indemnification Agreement executed on January 23, 2019; and

5.	Upon termination of your employment on June 30, 2020, or such earlier time as may occur, you will have 90 days from that date to exercise any vested options.

Tweed Inc. would like to take this opportunity to thank you for your past, present and future contributions!

Regards,

/s/ Phil Shaer

Phil Shaer

Chief Legal Officer

I acknowledge that I have read and understand the terms of employment set out above.

Dated at __Almonte__, this __8th__day of __December__, 2019.

/s/ Mark Zekulin
Signature

Mark Zekulin

1 Hershey Drive	•	Smiths Falls ON	•	K7A 0A8	•	+1.613.706-2185	•	www.tweed.com

Function	Date	Initials
Ceridian Updated
HR Manager Approval
HR Director Approval
GWL Updated
Copies to Payroll
Changes Verified
E-File
Hard File

1 Hershey Drive	•	Smiths Falls ON	•	K7A 0A8	•	+1.613.706-2185	•	www.tweed.com